Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” included in the Registration Statement (Form S-1 No. 333-296044) and related Prospectus of Medline Inc. for the registration of its Class A common stock and to the incorporation by reference of our report dated February 25, 2026, with respect to the consolidated financial statements of Medline Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025 incorporated by reference in the Registration Statement.

/s/ Ernst & Young LLP

Chicago, Illinois

May 21, 2026